The J. M. Smucker Company Announces Fiscal 2014 First Quarter Results

-- Solid Q1 volume gains in U.S. retail market segments

-- Q1 EPS up 19 percent; Q1 EPS up 6 percent excluding special project costs

-- Company increases EPS outlook for fiscal 2014

ORRVILLE, Ohio, Aug. 21, 2013 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2013, of its 2014 fiscal year.

Executive Summary

	Three Months Ended July 31,
	2013	2012	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,350.9	$ 1,369.7	(1%)
Operating income	$ 213.3	$ 190.5	12%
% of net sales	15.8%	13.9%
Net income:
Net Income	$ 126.6	$ 110.9	14%
Net Income per common share - assuming dilution	$ 1.19	$ 1.00	19%

Operating income excluding special project costs	$ 220.6	$ 218.4	1%
% of net sales	16.3%	15.9%
Income excluding special project costs:
Income	$ 131.5	$ 129.4	2%
Income per common share - assuming dilution	$ 1.24	$ 1.17	6%

  First quarter net sales decreased 1 percent in 2014, compared to 2013, reflecting price declines taken over the past twelve months.  Overall volume increased 1 percent for the same period driven by increases of 4 percent in both the U.S. Retail Coffee and U.S. Retail Consumer Foods segments.
  Operating income excluding the impact of restructuring, merger and integration, and certain pension settlement costs ("special project costs") increased 1 percent in the first quarter of 2014, compared to 2013. The increase over the prior year's first quarter included the unfavorable impact of a $15.1 million change in unrealized mark-to-market gains on derivative contracts discussed later in this release.
  Income excluding special project costs increased 2 percent in the first quarter of 2014, compared to 2013, reflecting a slight decrease in the effective tax rate.
  First quarter income per diluted share, excluding special project costs, increased 6 percent in 2014, compared to 2013, benefiting from the Company's share repurchase activities over the past year.

"There is clearly momentum across our business as we experienced our strongest first quarter earnings ever," commented Richard Smucker, Chief Executive Officer. "Our team continues to execute well against our long-term strategy leading to strong results. As we look ahead, we expect to continue this momentum through the year as we further invest in our brands, our infrastructure, and our people."

"We experienced solid volume growth across a majority of our key categories during the quarter," added Vince Byrd, President and Chief Operating Officer. "Consumers have responded very well to our new product innovation, marketing, and merchandising activities. As commodity costs have moderated, we have been able to give consumers even greater value and the response has been favorable. We look forward to carrying this momentum into the back-to-school and holiday merchandising seasons."

Net Sales

Overall volume, based on weight, increased 1 percent in the first quarter of 2014, compared to the first quarter of 2013. Volume gains were realized in Jif® peanut butter, Crisco® oils, and Folgers® coffee partially offset by planned declines in certain Santa Cruz Organic® beverages and the impact of the exited portion of the Company's private label hot beverage business with foodservice customers.

Net sales decreased 1 percent in the first quarter of 2014, compared to the first quarter of 2013, primarily due to a 4 percent reduction in net price realization reflecting price declines taken over the past twelve months, notably on coffee and peanut butter. Net sales for the quarter ended July 31, 2013, included $2.3 million related to the Company's licensing and distribution agreement with Cumberland Packing Corp. ("Cumberland") since its commencement on July 1, 2013. Sales mix was favorable in the quarter reflecting the volume gains in the U.S. Retail Coffee segment.

Margins

	Three Months Ended July 31,
	2013	2012
	(% of net sales)

Gross profit	36.5%	34.3%
Selling, distribution, and administrative expenses:
Marketing	5.8%	5.4%
Selling	3.4%	3.4%
Distribution	2.9%	2.7%
General and administrative	6.4%	5.5%
Total selling, distribution, and administrative expenses	18.5%	17.0%
Amortization	1.8%	1.8%
Other restructuring, merger and integration, and special projects costs	0.4%	1.7%
Other operating income - net	(0.1%)	(0.1%)
Operating income	15.8%	13.9%

Amounts may not add due to rounding.

Gross profit increased $23.1 million, or 5 percent, in the first quarter of 2014, compared to 2013, due to the net benefit of lower commodity costs, favorable mix, and an increase in volume, which was somewhat offset by the unfavorable impact of a $15.1 million change in the amount of unrealized mark-to-market gains on derivative contracts. Unrealized mark-to-market adjustments on derivative contracts represented a gain of $4.6 million in the first quarter of 2014, compared to a gain of $19.7 million in the first quarter of 2013. Excluding special project costs, as previously defined, gross profit increased $20.6 million, or 4 percent, and improved to 36.6 percent of net sales in the first quarter of 2014, compared to 34.6 percent in the first quarter of 2013.

Overall commodity costs were lower during the first quarter of 2014, compared to the first quarter of 2013, due primarily to green coffee. The benefit of lower commodity costs was partially reduced by price declines taken over the past year.

Total selling, distribution, and administrative ("SD&A") expenses increased 8 percent in the first quarter of 2014, compared to the first quarter of 2013, and increased as a percentage of net sales from 17.0 percent to 18.5 percent. General and administrative expenses increased 15 percent in the first quarter of 2014, compared to 2013, driven by employee compensation costs, expenses associated with the Company's information system upgrade, and other corporate initiatives. Marketing and distribution expenses increased 6 percent and 7 percent, respectively, while selling expenses decreased 1 percent in the first quarter of 2014, compared to 2013.

Operating income increased $22.8 million in the first quarter of 2014, compared to 2013, as a decrease in special project costs more than offset the increase in SD&A expenses. Special project costs were $20.6 million lower in the first quarter of 2014, compared to 2013, reflecting substantial progress made on the related projects, with the majority of costs having been incurred in past years. Excluding special project costs in both periods, operating income increased $2.2 million, and increased from 15.9 percent of net sales in the first quarter of 2013 to 16.3 percent in the first quarter of 2014.

Income Taxes

Income taxes increased $6.5 million in the first quarter of 2014, compared to 2013, due to an increase in income before income taxes. The effective tax rate decreased slightly from 33.7 percent in the first quarter of 2013 to 33.2 percent in 2014.

Segment Performance

	Three Months Ended July 31,
	2013	2012	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 514.4	$ 520.8	(1%)
U.S. Retail Consumer Foods	536.4	528.4	1%
International, Foodservice, and Natural Foods	300.1	320.5	(6%)

Segment profit:
U.S. Retail Coffee	$ 146.0	$ 126.4	16%
U.S. Retail Consumer Foods	96.4	107.8	(11%)
International, Foodservice, and Natural Foods	43.4	40.7	7%

Segment profit margin:
U.S. Retail Coffee	28.4%	24.3%
U.S. Retail Consumer Foods	18.0%	20.4%
International, Foodservice, and Natural Foods	14.4%	12.7%

U.S. Retail Coffee

The U.S. Retail Coffee segment volume increased 4 percent in the first quarter of 2014, compared to the first quarter of 2013, led by increases of 4 percent in the Folgers® brand and 6 percent in Dunkin' Donuts® packaged coffee. Segment net sales decreased 1 percent in the first quarter of 2014, compared to the first quarter of 2013, as net price realization was lower due to a price decline of approximately 6 percent taken in February 2013. Net sales of K-Cup® packs increased $7.5 million, or 14 percent, in the first quarter of 2014, compared to the first quarter of 2013, and contributed 1 percentage point of growth to segment net sales, while contributing nominally to volume growth.

The U.S. Retail Coffee segment profit increased $19.6 million, or 16 percent, in the first quarter of 2014, compared to the first quarter of 2013. The prior year's first quarter was unfavorably impacted by the timing of price declines that were taken before lower costs were recognized later in that fiscal year. Green coffee costs were significantly lower in the first quarter of 2014, compared to the first quarter of 2013, and were partially offset by lower price realization. The favorable net price to cost relationship is expected to decrease significantly in the back half of the fiscal year in comparison to the prior year. The net benefit of cost and price along with volume gains contributed to increased segment profit for the quarter, and more than offset an increase in marketing expenses. Unrealized mark-to-market adjustments on derivative contracts were a gain of $2.9 million in the first quarter of 2014, compared to a gain of $8.1 million in the first quarter of 2013.

U.S. Retail Consumer Foods

The U.S. Retail Consumer Foods segment net sales increased 1 percent in the first quarter of 2014, compared to 2013, as a 4 percent increase in segment volume and favorable sales mix offset overall lower net price realization. Jif® brand volume increased 8 percent in the first quarter of 2014, compared to 2013. Jif® brand net sales decreased 1 percent over the same period due to the impact of a price decline taken in the third quarter of 2013. Smucker's® fruit spreads net sales decreased 4 percent driven by price declines taken late in fiscal 2013 while volume was flat in the first quarter of 2014, compared to 2013. Smucker's® Uncrustables® frozen sandwiches experienced another strong quarter as net sales and volume increased 23 percent and 22 percent, respectively, during the same period.

Crisco® brand net sales and volume increased 10 percent and 11 percent, respectively, in the first quarter of 2014, compared to 2013. Net sales and volume for the Pillsbury® brand both increased 2 percent in the first quarter of 2014, compared to 2013, driven by flour and frostings. Canned milk net sales and volume increased 12 percent and 4 percent, respectively, during the first quarter of 2014, compared to 2013.

The U.S. Retail Consumer Foods segment profit decreased $11.4 million, or 11 percent, in the first quarter of 2014, compared to the first quarter of 2013. Positive unrealized mark-to-market adjustments on derivative contracts were lower than the prior year and contributed $6.0 million to the decrease in segment profit. A gain of $0.6 million was realized in the first quarter of 2014, compared to a gain of $6.6 million in the first quarter of 2013. Commodity costs were modestly lower in the first quarter of 2014, compared to 2013, but did not compensate for overall lower prices most notably for peanut butter. The Company decreased peanut butter prices by approximately 10 percent late in its fiscal 2013 third quarter in anticipation of further reductions in peanut costs later in fiscal 2014. As a result, peanut butter price realization was significantly lower and contributed much of the decrease in segment profit. Segment profit was positively impacted by volume, mix, and a decrease in marketing expenses in the first quarter of 2014, compared to 2013.

International, Foodservice, and Natural Foods

Net sales in the International, Foodservice, and Natural Foods segment decreased 6 percent in the first quarter of 2014, compared to 2013, driven by volume. Segment volume decreased 6 percent primarily due to planned declines in Santa Cruz Organic® lemonades which resulted from a change in promotional strategy, and the impact of the Company's previously announced exiting of portions of its hot beverage and Smucker's® Uncrustables® frozen sandwich businesses with foodservice customers. The Company's licensing and distribution agreement with Cumberland commenced on July 1, 2013, and contributed $2.3 million of net sales to the first quarter of 2014.

Segment profit increased $2.7 million, or 7 percent, in the first quarter of 2014, compared to 2013, due primarily to the net benefit of overall lower raw material costs and favorable mix which more than offset the impact of volume. There was essentially no impact of unrealized mark-to-market adjustments on derivative contracts in the first quarter of 2014, compared to a gain of $4.4 million in the first quarter of 2013.

Other Financial Results and Measures

	Three Months Ended July 31,
	2013	2012	% Increase (Decrease)
	(Dollars in millions)

Net cash provided by operating activities	$ 82.1	$ 176.7	(54%)

Free cash flow	$ 45.8	$ 130.4	(65%)

EBITDA	$ 275.4	$ 254.8	8%
% of net sales	20.4%	18.6%

Cash provided by operating activities and free cash flow decreased $94.6 million and $84.6 million, respectively, during the first three months of 2014, compared to 2013, primarily due to a greater amount of cash required to fund working capital, notably inventory.

During the quarter ended July 31, 2013, the Company repurchased 1.5 million common shares for approximately $152.2 million utilizing borrowings from its revolving credit facility. Also during the quarter, the Company announced an increase of approximately 12 percent in its quarterly dividend rate, payable on September 3, 2013.

Outlook

For fiscal 2014, the Company expects net sales to decrease by approximately 1 percent compared to 2013. Non-GAAP income per diluted share is expected in the range of $5.72 to $5.82, which excludes special project costs of approximately $0.20 per diluted share. Previously, the range was $5.65 to $5.75 per diluted share.

Conference Call

The Company will conduct an earnings conference call and webcast today, Wednesday, August 21, 2013, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at www.smuckers.com/investors. For those unable to listen to the live webcast, the webcast replay will be available at www.smuckers.com/investors following the call. An audio replay will also be available following the call until Wednesday, August 28, 2013, and can be accessed by dialing 888-203-1112 or 719-457-0820, with an access code of 7507809.

Non-GAAP Measures

The Company uses non-GAAP financial measures including: gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. The special project costs relate to specific restructuring, merger and integration, and pension settlement projects that are each nonrecurring in nature and can significantly affect the year-over-year assessment of operating results. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables.

About The J. M. Smucker Company

For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin' Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Cafe Bustelo®, Cafe Pilon®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC; Carnation® is a trademark of Societe des Produits Nestle S.A.; Dunkin' Donuts® is a registered trademark of DD IP Holder, LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® is a trademark of Keurig, Incorporated.

The J. M. Smucker Company Forward-Looking Statements

This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

  volatility of commodity markets from which raw materials, particularly green coffee beans, peanuts, soybean oil, wheat, milk, corn, and sugar, are procured and the related impact on costs;
  risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company's liquidity;
  crude oil price trends and their impact on transportation, energy, and packaging costs;
  the ability to successfully implement and realize the full benefit of price changes that are intended to ultimately fully recover cost including the competitive, retailer, and consumer response, and the impact of the timing of the price changes to profits and cash flow in a particular period;
  the success and cost of introducing new products and the competitive response;
  the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses;
  general competitive activity in the market, including competitors' pricing practices and promotional spending levels;
  the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost-effective manner;
  the successful completion of the Company's restructuring programs and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
  the impact of food security concerns involving either the Company's or its competitors' products;
  the impact of accidents and natural disasters, including crop failures and storm damage;
  the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain raw materials, such as packaging for its Folgers® coffee products, and finished goods, such as K-Cup® packs, and the ability to manage and maintain key relationships;
  the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
  changes in consumer coffee preferences and other factors affecting the coffee business, which represents a substantial portion of the Company's business;
  a change in outlook or downgrade in the Company's public credit ratings by a rating agency;
  the ability of the Company to obtain any required financing on a timely basis and on acceptable terms;
  the timing and amount of capital expenditures, share repurchases, and restructuring costs;
  impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
  the impact of new or changes to existing governmental laws and regulations and their application;
  the impact of future legal, regulatory, or market measures regarding climate change;
  the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company's tax positions;
  foreign currency and interest rate fluctuations;
  political or economic disruption;
  other factors affecting share prices and capital markets generally; and
  risks related to other factors described under "Risk Factors" in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,
	2013	2012	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,350.9	$ 1,369.7	(1%)
Cost of products sold	856.5	895.9	(4%)
Cost of products sold - restructuring and merger and integration	1.5	4.0	(63%)
Gross Profit	492.9	469.8	5%
Gross margin	36.5%	34.3%

Selling, distribution, and administrative expenses	250.2	232.2	8%
Amortization	24.5	24.2	1%
Other restructuring and merger and integration costs	5.8	17.2	(66%)
Other special project costs	-	6.7	(100%)
Other operating income - net	(0.9)	(1.0)	(7%)
Operating Income	213.3	190.5	12%
Operating margin	15.8%	13.9%

Interest expense - net	(23.8)	(23.6)	1%
Other income - net	0.0	0.4	(93%)
Income Before Income Taxes	189.5	167.3	13%
Income taxes	62.9	56.4	12%
Net Income	$ 126.6	$ 110.9	14%

Net income per common share	$ 1.19	$ 1.00	19%

Net income per common share - assuming dilution	$ 1.19	$ 1.00	19%

Dividends declared per common share	$ 0.58	$ 0.52	12%

Weighted-average shares outstanding	105,957,873	110,368,271	(4%)
Weighted-average shares outstanding – assuming dilution	105,974,628	110,397,807	(4%)

The J. M. Smucker Company Unaudited Condensed Consolidated Balance Sheets

	July 31, 2013	April 30, 2013	July 31, 2012
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$ 157.5	$ 256.4	$ 311.5
Trade receivables, less allowance for doubtful accounts	357.3	313.7	390.9
Inventories	1,059.3	945.5	1,019.3
Other current assets	55.8	79.6	78.6
Total Current Assets	1,629.9	1,595.2	1,800.3

Property, Plant, and Equipment - Net	1,139.2	1,142.5	1,101.0

Other Noncurrent Assets:
Goodwill	3,051.3	3,052.9	3,053.2
Other intangible assets - net	3,064.0	3,089.4	3,162.0
Other noncurrent assets	149.5	151.8	145.6
Total Other Noncurrent Assets	6,264.8	6,294.1	6,360.8
Total Assets	$ 9,033.9	$ 9,031.8	$ 9,262.1

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 264.8	$ 285.8	$ 283.2
Current portion of long-term debt	150.0	50.0	50.0
Revolving credit facility	85.0	-	-
Other current liabilities	303.3	261.0	377.3
Total Current Liabilities	803.1	596.8	710.5

Noncurrent Liabilities:
Long-term debt	1,867.1	1,967.8	2,019.9
Other noncurrent liabilities	1,288.6	1,318.4	1,308.2
Total Noncurrent Liabilities	3,155.7	3,286.2	3,328.1

Shareholders' Equity	5,075.1	5,148.8	5,223.5
Total Liabilities and Shareholders' Equity	$ 9,033.9	$ 9,031.8	$ 9,262.1

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2013	2012
	(Dollars in millions)

Operating Activities
Net income	$ 126.6	$ 110.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	36.6	36.1
Depreciation - restructuring and merger and integration	1.0	3.6
Amortization	24.5	24.2
Share-based compensation expense	5.6	4.3
Loss on sale of assets - net	0.2	1.0
Changes in assets and liabilities:
Trade receivables	(44.3)	(44.0)
Inventories	(115.1)	(58.7)
Accounts payable and accrued items	2.2	61.1
Defined benefit pension contributions	(1.1)	(1.0)
Accrued and prepaid taxes	38.7	44.8
Other - net	7.2	(5.6)
Net Cash Provided by Operating Activities	82.1	176.7

Investing Activities
Additions to property, plant, and equipment	(36.3)	(46.3)
Proceeds from disposal of property, plant, and equipment	1.1	0.3
Other - net	(7.1)	17.7
Net Cash Used for Investing Activities	(42.3)	(28.3)

Financing Activities
Revolving credit facility - net	85.0	-
Quarterly dividends paid	(55.4)	(52.8)
Purchase of treasury shares	(165.4)	(4.2)
Proceeds from stock option exercises	0.1	0.2
Other - net	0.1	(7.8)
Net Cash Used for Financing Activities	(135.6)	(64.6)
Effect of exchange rate changes on cash	(3.1)	(2.0)
Net (decrease) increase in cash and cash equivalents	(98.9)	81.8
Cash and cash equivalents at beginning of period	256.4	229.7
Cash and Cash Equivalents at End of Period	$ 157.5	$ 311.5

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2013	2012
	(Dollars in millions, except per share data)

Reconciliation to gross profit:
Gross profit	$ 492.9	$ 469.8
Cost of products sold - restructuring and merger and integration	1.5	4.0
Gross profit excluding special project costs	$ 494.4	$ 473.8
% of net sales	36.6%	34.6%

Reconciliation to operating income:
Operating income	$ 213.3	$ 190.5
Cost of products sold - restructuring and merger and integration	1.5	4.0
Other restructuring and merger and integration costs	5.8	17.2
Other special project costs	-	6.7
Operating income excluding special project costs	$ 220.6	$ 218.4
% of net sales	16.3%	15.9%

Reconciliation to net income:
Net income	$ 126.6	$ 110.9
Income taxes	62.9	56.4
Cost of products sold - restructuring and merger and integration	1.5	4.0
Other restructuring and merger and integration costs	5.8	17.2
Other special project costs	-	6.7
Income before income taxes, excluding special project costs	$ 196.8	$ 195.2
Income taxes, as adjusted	65.3	65.8
Income excluding special project costs	$ 131.5	$ 129.4

Weighted-average common shares outstanding	105,077,523	109,418,592
Weighted-average participating shares outstanding	880,350	949,679
Total weighted-average shares outstanding	105,957,873	110,368,271
Dilutive effect of stock options	16,755	29,536
Total weighted-average shares outstanding - assuming dilution	105,974,628	110,397,807

Income per common share -- assuming dilution, excluding special project costs	$ 1.24	$ 1.17

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2013	2012
	(Dollars in millions)

Reconciliation to net income:
Net income	$ 126.6	$ 110.9
Income taxes	62.9	56.4
Interest expense - net	23.8	23.6
Depreciation	36.6	36.1
Depreciation - restructuring and merger and integration	1.0	3.6
Amortization	24.5	24.2
Earnings before interest, taxes, depreciation, and amortization	$ 275.4	$ 254.8
% of net sales	20.4%	18.6%

Reconciliation to cash provided by operating activities:
Net cash provided by operating activities	$ 82.1	$ 176.7
Additions to property, plant, and equipment	(36.3)	(46.3)
Free cash flow	$ 45.8	$ 130.4

The Company uses non-GAAP financial measures including: gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. The special project costs relate to specific restructuring, merger and integration, and pension settlement projects that are each nonrecurring in nature and can significantly affect the year-over-year assessment of operating results. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended July 31,
	2013	2012
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 514.4	$ 520.8
U.S. Retail Consumer Foods	536.4	528.4
International, Foodservice, and Natural Foods	300.1	320.5
Total net sales	$ 1,350.9	$ 1,369.7

Segment profit:
U.S. Retail Coffee	$ 146.0	$ 126.4
U.S. Retail Consumer Foods	96.4	107.8
International, Foodservice, and Natural Foods	43.4	40.7
Total segment profit	$ 285.8	$ 274.9
Interest expense - net	(23.8)	(23.6)
Cost of products sold - restructuring and merger and integration	(1.5)	(4.0)
Other restructuring and merger and integration costs	(5.8)	(17.2)
Other special project costs	-	(6.7)
Corporate administrative expenses	(65.2)	(56.5)
Other income - net	0.0	0.4
Income before income taxes	$ 189.5	$ 167.3

Segment profit margin:
U.S. Retail Coffee	28.4%	24.3%
U.S. Retail Consumer Foods	18.0%	20.4%
International, Foodservice, and Natural Foods	14.4%	12.7%

(Logo: http://photos.prnewswire.com/prnh/20071219/SMUCKERLOGO )

CONTACT: The J. M. Smucker Company, (330) 682-3000; Investors: Sonal Robinson, Vice President, Investor Relations or Media: Maribeth Burns, Vice President, Corporate Communications